Exhibit 23.3
Consent of Huddleston & Co., Inc.
As independent oil and gas consultants, we hereby consent to the references to us and our reserve reports for the years ended December 31, 2006, 2005 and 2004 in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
HUDDLESTON & CO., INC.
/s/ Peter D. Huddleston
Peter D. Huddleston, P.E.
President
Houston, Texas
January 14, 2008